Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Lumos Pharma, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-226366, No. 333-240149) and Form S-8 (No. 333-178032, No. 333-184880, No. 333-186020, No. 333-203350, No. 333-234644, No. 333-237590) of Lumos Pharma, Inc. of our report dated March 9, 2021, with respect to the consolidated balance sheets of Lumos Pharma, Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of Lumos Pharma, Inc.

Austin, Texas
March 9, 2021